Pursuant to Rule 424(b)(2) Registration No. 333-46092

PROSPECTUS SUPPLEMENT DATED DECEMBER 18, 2001, TO PROSPECTUS DATED
OCTOBER 2, 2000

CRAY INC.

75,000 shares of Common Stock

     Pursuant to a Consulting Agreement dated as of December 14, 2001, we agreed to issue 75,000 shares to Alan Kay of Glendale, California, in return for consulting services pertaining to the development of high level programming environments for high performance computers.

     No party is acting as an underwriter with respect to this offering.

     Our common stock is traded on the Nasdaq National Market under the symbol “CRAY.” On December 17, 2001, the last sale price for our common stock as reported by the Nasdaq was $1.85 per share.

     The shares offered in this prospectus involve a high degree of risk. You should carefully consider the “Factors That Could Affect Future Results” contained in our quarterly report on Form 10-Q for the quarter ending September 30, 2001, the “Additional Factors That could Affect Future Results” in our current report on Form 8-K filed on November 28, 2001, and similar disclosures in our future filings made with the Securities and Exchange Commission, which are incorporated by reference in this prospectus, in determining whether to purchase shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the shares, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 18, 2001.

1

TABLE OF CONTENTS

Page

Plan of Distribution	2
Use of Proceeds	2
Where You Can Find More Information	2

     You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with information that is different. You should not assume that the information in this prospectus supplement, the accompanying prospectus or any document incorporated by reference is accurate as of any date other than the date of the applicable document.

PLAN OF DISTRIBUTION

On December 14, 2001, we agreed to issue 75,000 shares to Alan Kay of Glendale, California, in return for consulting services pertaining to the development of high level programming environments for high performance computers.

     We issued the shares of common stock described in this prospectus supplement directly to Mr. Kay in a negotiated transaction in which no party is acting as an underwriter or received any finder’s or placement fees.

USE OF PROCEEDS

     We received no monetary compensation for the shares issued to Mr. Kay.

WHERE YOU CAN FIND MORE INFORMATION

     The Securities and Exchange Commission allows us to incorporate by reference our publicly-filed reports into this prospectus, which means that information included in those reports is considered part of this prospectus. Information that we file with the Securities and Exchange Commission after the date of this prospectus will automatically update and supersede the information contained in this prospectus. We incorporate by reference the following documents filed with the Securities and Exchange Commission and any future filings made with the Securities and Exchange Commission under sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

1)	Our annual report on Form 10-K/A for the year ended December 31, 2000, as filed on September 17, 2001;

2

2)	Our quarterly reports on Form 10-Q for the quarters ended March 31, 2001, June 30, 2001, and September 30, 2001;

3)	Our definitive proxy statement, as filed with the Securities and Exchange Commission on April 9, 2001;

4)	Our current report on Form 8-K for an event of December 14, 2001, as filed on December 18, 2001;

5)	Our current report on Form 8-K for an event of November 6, 2001, as filed on November 28, 2001;

6)	Our current report on Form 8-K for an event of October 1, 2001, as filed on October 10, 2001;

7)	Our current report on Form 8-K for an event of May 10, 2001, as filed on May 14, 2001;

8)	Our current report on Form 8-K for an event of April 3, 2001, as filed on April 13, 2001;

9)	Our current report on Form 8-K for an event of February 7, 2001, as filed on February 15, 2001;

10)	Our current report on Form 8-K/A for an event of December 15, 2000, as filed on July 27, 2001;

11)	Our current report on Form 8-K for an event of April 3, 2000, as filed on April 5, 2000 and amended on June 16, 2000; and

12)	The description of our common stock as described in our registration statement on Form SB-2, registration no. 33-95460-LA, including any amendment or report filed for the purpose of updating the description, as incorporated by reference in our registration statement on Form 8-A, registration no. 0-26820, including the amendment on Form 8-A/A.

     We will furnish without charge to you, on written or oral request, a copy, excluding exhibits, of any or all of the documents incorporated by reference. You should direct any requests for documents to Investor Relations, Cray Inc., 411 First Avenue South, Suite 600, Seattle, Washington 98104, telephone (206) 701-2000.

     The information relating to us contained in this prospectus is not comprehensive and should be read with the information contained in the incorporated documents.

3